Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	August 11, 2025
Contact:	Timothy J. Mulvaney
Vice President, Treasurer and CFO
Telephone:	(540) 777-3997

RGC RESOURCES, INC. REPORTS

THIRD QUARTER EARNINGS

ROANOKE, Va.  (August 11, 2025)--RGC Resources, Inc. (Nasdaq:  RGCO) announced consolidated earnings of $538,412, or $0.05 per share, for the third quarter ended June 30, 2025, compared to $156,692, or $0.02 per share, for the fiscal quarter ended June 30, 2024.  The increase during the quarter was largely the result of higher earnings from the Company’s investment in the Mountain Valley Pipeline, LLC (“MVP”).

CEO Paul Nester stated, “We continue to honor our mission of creating value for shareholders and our community by providing safe and reliable energy to the Roanoke region.  MVP has been a successful and meaningful part of delivering value and energy for a full year.  Roanoke Gas continues to produce strong financial results resulting from prudent system investment and exemplary operational performance.”

Through the first nine months of fiscal 2025, the Company’s net income of $13,484,309, or $1.31 per share, was up 16% from $11,620,074, or $1.15 per share, in the first nine months of the prior year, primarily due to higher operating margins along with enhanced earnings from the Company’s investment in the MVP.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding inflation, customer growth, infrastructure investment and margins. These risks and uncertainties include gas prices and supply, geopolitical considerations, expectations regarding inflation and interest rate along with risks included under Item 1-A in the Company’s fiscal 2024 Form 10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the third quarter and fiscal year to date are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024

Operating revenues	$17,264,615	$14,458,202	$81,016,198	$71,536,930
Operating expenses	16,068,055	12,900,609	62,091,675	54,697,591
Operating income	1,196,560	1,557,593	18,924,523	16,839,339
Equity in earnings of unconsolidated affiliate	772,082	282,604	2,427,470	2,979,823
Other income (expense), net	244,000	(69,349)	1,180,969	140,924
Interest expense	1,512,754	1,567,093	4,922,959	4,769,979
Income before income taxes	699,888	203,755	17,610,003	15,190,107
Income tax expense	161,476	47,063	4,125,694	3,570,033

Net income	$538,412	$156,692	$13,484,309	$11,620,074

Net earnings per share of common stock:
Basic	$0.05	$0.02	$1.31	$1.15
Diluted	$0.05	$0.02	$1.31	$1.15

Cash dividends per common share	$0.2075	$0.2000	$0.6225	$0.6000

Weighted average number of common shares outstanding:
Basic	10,319,232	10,188,592	10,294,227	10,129,111
Diluted	10,324,165	10,192,797	10,298,688	10,132,347

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,
Assets	2025	2024
Current assets	$21,595,712	$25,408,031
Utility property, net	270,538,465	257,936,755
Other non-current assets	32,623,816	30,809,374

Total Assets	$324,757,993	$314,154,160

Liabilities and Stockholders’ Equity
Current liabilities	$20,695,773	$23,782,556
Long-term debt, net	139,743,390	136,311,348
Deferred credits and other non-current liabilities	48,057,512	45,292,464
Total Liabilities	208,496,675	205,386,368
Stockholders’ Equity	116,261,318	108,767,792

Total Liabilities and Stockholders’ Equity	$324,757,993	$314,154,160